Exhibit 99.3

M  A  C  K  —  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

•              Core FFO Per Diluted Share, Which Excludes Certain Items, was $0.48 for The Quarter; -

•              Company Increases Guidance For 2015 and Provides Preliminary 2016 Outlook -

Edison, New Jersey—October 28, 2015—Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the third quarter 2015.

Recent highlights include:

•                              Funds from operations (FFO) per diluted share of $0.51 for the quarter and $1.41 for the nine months 2015;

•                              Reported 85.8 percent leased at quarter end, an increase of 3.5 percent over second quarter;

•                              Reported net loss of $1.42 per diluted share due to impairment charge for contemplated sales;

•                              Topped off URL® Harborside Tower 1, a 763-unit apartment building, with expected lease up by year end 2016;

•                              Commenced the disposition activities of $700 to $800 million of asset sales;

•                              Signed definitive agreements to acquire two properties in New Jersey a 196,000 square-foot office building located in Edison and a 147,000 square-foot office building located in Parsippany;

•                              Raised full year 2015 guidance range to $1.83 to $1.87 per diluted share;

•                              Introduced preliminary 2016 guidance of $2.00 - $2.10 per diluted share;

•                              Declared $0.15 per share quarterly common stock dividend; and

•                              Engaged Eastdil Secured to explore raising common equity for the to be formed Roseland Residential Trust.

“We continue to make progress on our ongoing repositioning efforts as we work to transform Mack-Cali. In our third quarter we put in place our plans to divest between $700 to $800 million of non-core assets, while selectively adding complimentary assets that we expect will contribute to earnings as we move ahead. The Company is re-reenergized by the numerous opportunities to enhance our office portfolio and to profitably expand our multi-family platform. While this will take time we are excited that process is underway and that our team’s efforts should result in the creation of sustained cash-flow and earnings in the coming years as we look to build additional value for our shareholders”, said Michael J. DeMarco, president.

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Funds from operations (FFO) for the quarter ended September 30, 2015 totaled $51.5 million, or $0.51 per share, as compared to $48.0 million, or $0.48 per share, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, FFO equaled $141.1 million, or $1.41 per share, as compared to $128.5 million, or $1.29 per share, for the same period last year.

For the current quarter compared to the prior year, the increase in FFO per share resulted primarily from $0.03 of equity in earnings from refinancing proceeds received from a joint venture; increased net real estate tax appeal proceeds of $0.02; partially offset by $0.02 in increased general and administrative expense due to separation costs in the current quarter.  This results in Core FFO per diluted share for the current quarter of $0.48 versus $0.48 for the prior year period.

Net income (loss) available to common shareholders for the quarter ended September 30, 2015 amounted to $(126.9)

million, or $(1.42) per share, as compared to $2.0 million, or $0.02 per share, for the quarter ended September 30, 2014.

For the nine months ended September 30, 2015, net income (loss) available to common shareholders equaled $(94.0) million, or $(1.05) per share, as compared to $37.8 million, or $0.43 per share, for the same period last year.  Included in net loss for the quarter and nine months ended September 30, 2015 was $164.2 million of impairment charges taken during the third quarter on properties the Company intends to sell as part of its recently-announced strategic initiative.

Total revenues for the third quarter 2015 were $146.2 million, as compared to $155.5 million for the third quarter 2014.  For the nine months ended September 30, 2015, total revenues amounted to $448.4 million, as compared to $485.4 million for the same period last year.

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated commercial in-service portfolio was 85.8 percent leased at September 30, 2015, as compared to 82.3 percent leased at June 30, 2015.

For the quarter ended September 30, 2015, the Company executed 94 leases at its consolidated in-service commercial portfolio totaling 955,570 square feet.   Of these totals, 361,000 square feet were for new leases and 594,570 square feet were for lease renewals and other tenant retention transactions.  Lease transactions included 345,905 square feet in Core properties, 222,824 square feet in Waterfront properties, 177,820 square feet in Flex properties and 209,021 square feet in Non-Core properties.

Mitchell E. Rudin, chief executive officer, commented “Operationally, we had an excellent quarter and have launched a number of value-creating initiatives. This quarter marks the beginning a long-term effort to deliver enhanced and sustained returns for our shareholders.”

RECENT TRANSACTIONS

In September, the Company announced the topping out of URL® Harborside 1 at 713 feet, making the new multi-family tower on the Jersey City waterfront the tallest residential building in New Jersey.  URL® Harborside 1 is a uniquely-designed, 69-story residential tower that will add 763 contemporary rental residences to Mack-Cali’s Harborside on the Jersey City waterfront.

On October 23, 2015, the Company signed an agreement to acquire a 196,000 square-foot office property located in Edison, New Jersey, for approximately $53.1 million, subject to certain conditions.  The acquisition is expected to be completed in the fourth quarter of 2015.

The Company is also in discussions to acquire a 147,000 square-foot office building located in Parsippany, New Jersey, as well its partner’s interest in a 371-unit multi-family residential property located in Malden, Massachusetts.

DISPOSITIONS

In September 2015, the Company announced a comprehensive three-year strategic initiative to transform the Company into dual-platform owner of waterfront and transit-oriented office properties and a regional owner of luxury multi-family properties. As part of its increased focus on “Gold Coast” waterfront properties in Jersey City Weehawken, Hoboken, and West New York, the Company identified approximately $700 million to $800 million of non-core assets that it intends to sell to help fund its capital plan and transformation.

During the three months ended September 30, 2015, the Company transferred the deeds for two of its office properties to the lender in satisfaction of its mortgage loan obligations.  In the three and nine months ended September 30, 2015, the Company recorded gains on the disposal of office properties of $18.7 million and $28.4 million, respectively.

As a result of identifying the non-core assets for sale, the Company evaluated the recoverability of the carrying values of these properties, and determined that due to the shortening of the expected periods of ownership, it was necessary to reduce the carrying values of 22 rental properties to their estimated fair values.  Accordingly, the Company recorded an impairment charge of $158.6 million at September 30, 2015.

In addition, the Company estimated that the carrying value of three mortgaged properties, aggregating 479,877 square feet and located in Roseland and Parsippany, New Jersey, may not be recoverable over their anticipated holding periods and recorded impairment charges of $5.6 million at September 30, 2015.

BALANCE SHEET/CAPITAL MARKETS

As of September 30, 2015, the Company had total indebtedness of approximately $2.0 billion, with a weighted average annual interest rate of approximately 5.4 percent and a debt-to-undepreciated assets ratio of 37.6 percent.  The Company had an interest coverage ratio of 3.1 times and 2.8 times for the quarter and nine months ended September 30, 2015, respectively.

DIVIDENDS

In September, the Company’s Board of Directors declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share) for the third quarter 2015, which was paid on October 15, 2015 to shareholders of records as of October 5, 2015.

GUIDANCE/OUTLOOK

Based on recent results and recently announced strategic initiatives, the Company is revising its guidance on net income and FFO per diluted share for the full year 2015 and providing preliminary 2016 guidance, as follows:

	Full Year	Full Year
	2015 Range	2016 Range
Net income available to common shareholders	$ (1.12) - $ (1.08)	$ 0.08 - $ 0.18
Add: Impairments	1.64	-
Real estate-related depreciation and amortization on continuing operations	1.90	1.92
Deduct: Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.53)	-
Gain on sale of investment in unconsolidated joint ventures	(0.06)	-
Funds from operations	$ 1.83 - $ 1.87	$ 2.00 - $ 2.10

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for October 29, 2015 at 10:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=5207843

The live conference call is also accessible by calling (719) 325-2362 and requesting the Mack-Cali conference call.  The conference call will be rebroadcast on Mack-Cali’s website at https://www.mack-cali.com/investors/events beginning at 2:00 p.m. Eastern Time on October 29, 2015 through November 5, 2015.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code 1196434.

Copies of Mack-Cali’s Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

Third Quarter 2015 Form 10-Q:

https://www.mack-cali.com/media/799385/3rdquarter10q15.pdf

Third Quarter 2015 Supplemental Operating and Financial Data:

https://www.mack-cali.com/media/799388/3rdquartersp15.pdf

Third Quarter 2015 Supplemental Operating and Financial Data for Roseland Residential Platform:

https://www.mack-cali.com/media/799391/3rdquartersp15Roseland.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

343 Thornall Street, Edison, New Jersey 08837-2206

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interest of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items, sales of depreciable rental property, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family. Mack-Cali owns or has interests in 274 properties, consisting of 146 office and 109 flex properties totaling approximately 29.7 million square feet and 19 multi-family rental properties containing approximately 5,700 residential units and a pipeline of approximately 11,000 units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contact:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	President	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES
Base rents	$119,707	$125,793	$364,746	$393,054
Escalations and recoveries from tenants	15,050	19,172	49,291	61,736
Real estate services	7,510	7,622	22,555	21,323
Parking income	2,749	2,255	8,141	6,605
Other income	1,142	647	3,707	2,667
Total revenues	146,158	155,489	448,440	485,385

EXPENSES
Real estate taxes	19,143	22,154	63,005	69,880
Utilities	13,172	15,701	44,146	58,555
Operating services	24,535	26,519	78,607	83,581
Real estate services expenses	6,673	6,933	19,520	20,213
General and administrative	13,670	12,665	36,669	49,219
Depreciation and amortization	44,099	41,983	127,266	131,679
Impairments	164,176	—	164,176	—
Total expenses	285,468	125,955	533,389	413,127
Operating income (loss)	(139,310)	29,534	(84,949)	72,258

OTHER (EXPENSE) INCOME
Interest expense	(24,689)	(27,353)	(78,677)	(85,458)
Interest and other investment income	5	908	563	2,216
Equity in earnings (loss) of unconsolidated joint ventures	3,135	(1,268)	(2,723)	(2,060)
Realized gains (losses) on disposition of rental property, net	18,718	264	53,261	54,848
Gain on sale of investment in unconsolidated joint ventures	—	—	6,448	—
Total other (expense) income	(2,831)	(27,449)	(21,128)	(30,454)
Net income (loss)	(142,141)	2,085	(106,077)	41,804
Noncontrolling interest in consolidated joint ventures	(281)	145	582	757
Noncontrolling interest in Operating Partnership	15,530	(248)	11,461	(4,754)
Net income (loss) available to common shareholders	$(126,892)	$1,982	$(94,034)	$37,807

Basic earnings per common share:
Net income (loss) available to common shareholders	$(1.42)	$0.02	$(1.05)	$0.43

Diluted earnings per common share:
Net income (loss) available to common shareholders	$(1.42)	$0.02	$(1.05)	$0.43

Basic weighted average shares outstanding	89,249	88,875	89,229	88,621

Diluted weighted average shares outstanding	100,172	100,052	100,236	100,014

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) available to common shareholders	$(126,892)	$1,982	$(94,034)	$37,807
Add (deduct): Noncontrolling interest in Operating Partnership	(15,530)	248	(11,461)	4,754
Real estate-related depreciation and amortization on continuing operations (a)	48,503	46,071	142,168	140,810
Impairments	164,176	—	164,176	—
Deduct: Realized (gains) losses and unrealized losses on disposition of rental property, net	(18,718)	(264)	(53,261)	(54,848)
Gain on sale of investment in unconsolidated joint ventures	—	—	(6,448)	—
Funds from operations available to common shareholders (b)	$51,539	$48,037	$141,140	$128,523

Diluted weighted average shares/units outstanding (c)	100,172	100,052	100,236	100,014

Funds from operations per share/unit-diluted	$0.51	$0.48	$1.41	$1.29

Dividends declared per common share	$0.15	$0.15	$0.45	$0.60

Dividend payout ratio:
Funds from operations-diluted	29.15%	31.24%	31.96%	46.69%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$5,631	$8,010	$20,193	$13,263
Tenant improvements and leasing commissions (d)	$7,808	$8,885	$19,217	$33,220
Straight-line rent adjustments (e)	$1,419	$998	$1,336	$5,187
Amortization of (above)/below market lease intangibles, net (f)	$127	$320	$552	$902
Acquisition transaction costs (h)	—	—	—	$1,943
Net effect of unusual electricity rate spikes (g)	—	—	—	$4,845
Executives severance costs (h)	—	—	—	$11,044

(a)

Includes the Company’s share from unconsolidated joint ventures of $4,845 and $4,181 for the three months ended September 30, 2015 and 2014, respectively, and $15,828 and $9,396 for the nine months ended September 30, 2015 and 2014, respectively. Excludes non-real estate-related depreciation and amortization of $238 and $93 for the three months ended September 30, 2015 and 2014, respectively, and $723 and $265 for the nine months ended September 30, 2015 and 2014, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,923 and 11,120 shares for the three months ended September 30, 2015 and 2014, respectively, and 11,008 and 11,334 for the nine months ended September 30, 2015 and 2014, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)	Excludes expenditures for tenant spaces that have not been owned for at least a year or were vacant for more than a year.
(e)

Includes the Company’s share from unconsolidated joint ventures of $138 and $12 for the three months ended September 30, 2015 and 2014, respectively, and $676 and $12 for the nine months ended September 30, 2015 and 2014, respectively.

(f)

Includes the Company’s share from unconsolidated joint ventures of $95 and $124 for the three months ended September 30, 2015 and 2014, respectively, and $333 and $372 for the nine months ended September 30, 2015 and 2014, respectively.

(g)	Approximately $10 million in utilities expense, net of approximately $5 million in escalations and recoveries from tenants related to such costs.
(h)	Included in general and administrative expense.

Mack-Cali Realty Corporation

Statements of Funds from Operations per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) available to common shareholders	$(1.42)	$0.02	$(1.05)	$0.43
Add: Impairments	1.64	—	1.64	—
Real estate-related depreciation and amortization on continuing operations (a)	0.48	0.46	1.42	1.41
Deduct: Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.19)	—	(0.53)	(0.55)
Gain on sale of investment in unconsolidated joint ventures	—	—	(0.06)	—
Noncontrolling interest/rounding adjustment	—	—	(0.01)	—
Funds from operations (b)	$0.51	$0.48	$1.41	$1.29

Add: Net effect of unusual electricity rate spikes	—	—	—	$0.05
Executives severance costs	—	—	—	0.11
Noncontrolling interests/rounding adjustment	—	—	—	(0.01)
FFO excluding certain items	$0.51	$0.48	$1.41	$1.44

Diluted weighted average shares/units outstanding (c)	100,172	100,052	100,236	100,014

(a)

Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.04 for the three months ended September 30, 2015 and 2014, respectively, and $0.16 and $0.09 for the nine months ended September 30, 2015 and 2014, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,923 and 11,120 shares for the three months ended September 30, 2015 and 2014, respectively, and 11,008 and 11,334 for the nine months ended September 30, 2015 and 2014, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2015	2014
Assets
Rental property
Land and leasehold interests	$706,122	$760,855
Buildings and improvements	3,619,200	3,753,300
Tenant improvements	398,812	431,969
Furniture, fixtures and equipment	13,582	12,055
	4,737,716	4,958,179
Less — accumulated depreciation and amortization	(1,434,603)	(1,414,305)

Net investment in rental property	3,303,113	3,543,874
Cash and cash equivalents	30,866	29,549
Investments in unconsolidated joint ventures	299,486	247,468
Unbilled rents receivable, net	118,466	123,885
Deferred charges, goodwill and other assets, net	200,723	204,650
Restricted cash	40,068	34,245
Accounts receivable, net of allowance for doubtful accounts of $1,579 and $2,584	9,180	8,576

Total assets	$4,001,902	$4,192,247

Liabilities and Equity
Senior unsecured notes	$1,268,568	$1,267,744
Revolving credit facility	35,000	—
Mortgages, loans payable and other obligations	740,024	820,910
Dividends and distributions payable	15,582	15,528
Accounts payable, accrued expenses and other liabilities	136,673	126,971
Rents received in advance and security deposits	47,645	52,146
Accrued interest payable	27,413	26,937
Total liabilities	2,270,905	2,310,236
Commitments and contingencies

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 89,310,243 and 89,076,578 shares outstanding	893	891
Additional paid-in capital	2,565,143	2,560,183
Dividends in excess of net earnings	(1,070,456)	(936,293)
Total Mack-Cali Realty Corporation stockholders’ equity	1,495,580	1,624,781

Noncontrolling interests in subsidiaries:
Operating Partnership	180,691	202,173
Consolidated joint ventures	54,726	55,057
Total noncontrolling interests in subsidiaries	235,417	257,230

Total equity	1,730,997	1,882,011

Total liabilities and equity	$4,001,902	$4,192,247